EXHIBIT 10.2

AGREEMENT

This AGREEMENT (this “Agreement”) is made and entered into as of August 1, 2016 by and between Sturm, Ruger & Company, Inc., a Delaware corporation with its principal place of business at One Lacey Place, Southport, Connecticut 06890 (the “Company”), and Christopher J. Killoy, an individual (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee and to enter into an agreement embodying the terms of such employment and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement; and

WHEREAS, the Company and Employee agree that this Agreement shall supersede and replace that certain letter agreement, dated February 28, 2008 (the “Severance Agreement”), entered into between the Company and Employee with respect to certain severance arrangements involving Employee;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.           Definitions.

(a)           “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment and (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 6 below.

(b)           “Annual Compensation” shall mean, at any time, an amount equal to Employee’s Base Salary, plus 100% of the target cash bonus or other cash incentive that Employee is eligible to earn in such year pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Company in effect for such year that provides for cash bonuses or other cash incentives, or if no such plan or program has been adopted with respect to such year, 100% of the target cash bonus or other cash incentive that Employee is eligible to earn in the most recent year in which such a plan or program was in effect.

(c)           “Base Salary” shall mean the salary provided for in Section 3(a) below or any increased salary granted to Employee pursuant to Section 3(a).

(d)           “Board” shall mean the Board of Directors of the Company.

(e)           “CEO” shall mean the Chief Executive Officer of the Company.

(f)           “Cause” shall mean (i) a breach of Employee’s fiduciary duties to the Company including, but not limited to, his failure to obey any lawful directive of the Board, (ii) Employee’s personal dishonesty or willful misconduct or (iii) Employee’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

(g)           “Change in Control” shall be deemed to have the same meaning as defined in the Sturm, Ruger & Company, Inc. 2007 Stock Incentive Plan (as amended, modified, replaced or superseded after the Effective Date) or any successor equity incentive plan of the Company.

(h)           “Change in Control Termination” shall have the meaning set forth in Section 7(e).

(i)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)           “Company” shall have the meaning set forth in the preamble hereto.

(k)           “Competitive Activities” shall mean any business activities involving, or related to, (i) the design, manufacture or sale of firearms or firearms accessories or (ii) any other products or services which the Company or its subsidiaries manufacture, sell, distribute or provide (or have committed plans to manufacture, sell, distribute or provide) during the term of Employee’s employment with the Company.

(l)           “Confidential Information” shall mean confidential or proprietary trade secrets, customer lists, customer identities and information, information regarding service providers, manufacturing processes, product designs or other intellectual property, marketing data or plans, sales data or plans, management organization information, operating policies or manuals, business plans, operations or techniques, financial records or data, or other financial, commercial, business or technical information (i) of or relating to the Company or any of its subsidiaries, or (ii) that the Company or any of its subsidiaries may receive belonging to suppliers, customers or other Persons who do business with the Company or its subsidiaries, but shall exclude any information that is in the public domain or hereafter enters the public domain, in each case, without the breach by Employee of his obligations under this Agreement.

(m)           “Developments” shall have the meaning set forth in Section 8(e).

(n)           “Effective Date” shall mean the date of this Agreement.

(o)           “Employee” shall have the meaning set forth in the preamble hereto.

(p)           “Good Reason” shall mean, without Employee’s consent, (i) a substantial and material diminution in Employee’s title, duties or responsibilities or (ii) a breach by the Company of any material provision of this Agreement.

(q)           “Initial Period” shall have the meaning set forth in Section 2(b).

(r)           “Interfering Activities” shall mean directly or indirectly (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or Person providing consulting services to, the Company or any of its subsidiaries to terminate such employment or consulting services; provided, that the foregoing shall not be violated by a general advertising not targeted at employees or consultants of the Company or its subsidiaries; (ii) hiring any Person who was employed by the Company or any of its subsidiaries at any time during the twelve (12) month period preceding the date of such hiring; or (iii)

encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, distributor, insurer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with or reduce the amount of business conducted with the Company or its subsidiaries, or interfering in any way with the relationship between any such customer, distributor, insurer, supplier, licensee or business relation and the Company or its subsidiaries.

(s)           “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity.

(t)           “Release” shall mean a release made by Employee in favor of the Company and its affiliates, in form and content acceptable to the Company, which shall include, but not be limited to, appropriate non-disparagement provisions.

(u)           “Release Expiration Date” shall mean the date which is twenty-one (21) days following Employee’s termination of employment, or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date which is forty-five (45) days following Employee’s termination of employment.

(v)            “Restricted Area” shall mean the United States of America or any other jurisdiction in which the Company or its subsidiaries are engaged (or have committed plans to engage) in business during the term of Employee’s employment with the Company.

(w)           “Restricted Period” shall mean the period commencing on the Effective Date and extending to the twenty four (24) month anniversary of Employee’s termination of employment for any reason.

(x)           “Subsequent Period” shall have the meaning set forth in Section 2(b).

(v)           “Term of Employment” shall have the meaning set forth in Section 2(a) below.

Section 2.           Acceptance of Employment; Position, Duties and Responsibilities; Place of Performance.

(a)           Term of Employment; Employment Status. The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. This Agreement shall commence on the Effective Date and shall continue until the termination of Employee’s employment for any reason (such period, the “Term of Employment”). Notwithstanding the foregoing, or anything to the contrary herein, nothing in this Agreement (i) confers upon the Employee the right to continue in the employment of the Company or to the right to hold any particular office or position with the Company, (ii) except as set forth herein, entitles Employee to receive any specified annual salary or bonus or other compensation or (iii) interferes with or restricts in any way the right of the Company to terminate Employee’s employment at any time, with or without Cause.

(b)           Position.

(i)           During the period beginning on the Effective Date and ending on May 8, 2017 (the “Initial Period”), Employee shall be employed and continue to serve as the President of the Company (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time) and shall have such duties typically associated with such title and such additional duties as may be specified by the CEO or the Board from time to time. Employee also agrees to serve as an officer and/or director of any parent or subsidiary of the Company if requested by the CEO or the Board, in each case, without additional compensation.

(ii)           During the period beginning on May 9, 2017 and ending on the last day of the Term of Employment (the “Subsequent Period”), the Company and Employee currently anticipate that Employee shall serve as the CEO of the Company (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time) and shall have such duties typically associated with such title and such additional duties as may be specified by the Board from time to time. Employee also agrees to serve as an officer and/or director of the Company and/or any parent or subsidiary of the Company if requested by the Board, in each case, without additional compensation.

(c)            Employment Duties; Conflicting Activities. Employee shall devote his full business time, attention, skill and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of his duties for the Company or (z) interferes with the exercise of his judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

(d)           Place of Employment. Employee’s principal place of employment shall be in Southport, Connecticut or such other location as may be designated as the Company’s corporate headquarters by the Board from time to time, although Employee understands and agrees that he will be required to travel from time to time for business reasons.

Section 3.           Compensation. During the Term of Employment, Employee shall be entitled to the following compensation:

(a)           Base Salary.

(i)           During the period beginning on the Effective Date and ending on the last day of the Initial Period, Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $425,000.

(ii)           During the Subsequent Period, Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $500,000, with increases, if any, as may be approved by the Board.

(b)           Annual Bonus and Equity Compensation. During the Term of Employment, Employee shall be eligible to receive an annual target cash bonus and awards of restricted stock units or other equity-based incentive compensation consistent with his position(s) with the Company, in each case, as determined by the Board and the Compensation Committee of the Board; provided that during the Subsequent Period Employee’s (i) annual target cash bonus, (ii) annual performance equity-based incentive compensation and (iii) annual retention equity-based incentive compensation shall each be equal to 100% of his Base Salary for the applicable period (subject, in each case, to adjustment by the Board and the Compensation Committee of the Board from time to time during the Term of Employment in connection with changes to the compensation structure of Company executives adopted thereby).

Section 4.           Employee Benefits.

During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company. Employee shall also be entitled to the same number of holidays, vacation days, sick days and other benefits as are generally allowed to senior executives of the Company in accordance with the Company’s policies in effect from time to time.

Section 5.           Key-Man Insurance.

At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by each insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 6.           Reimbursement of Business Expenses.

Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the

Company, subject to documentation in accordance with the Company’s policies, as in effect from time to time.

Section 7.           Termination of Employment.

(a)           General. Notwithstanding Section 2, or anything to the contrary herein, the Term of Employment shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination of Employee’s employment by the Company with or without Cause and (iii) a termination by Employee. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its subsidiaries or affiliates.

(b)           Termination due to Death. Employee’s employment shall terminate automatically upon his death. In the event Employee’s employment is terminated due to his death, Employee’s estate or beneficiaries, as the case may be, shall be entitled to the Accrued Obligations. Following such termination of Employee’s employment by the reason of death, except as set forth in this Section 7(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)           Termination by the Company for Cause. The Company may termination Employee’s employment at any time for Cause. In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause, except as set forth in this Section 7(c), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)           Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause. In the event Employee’s employment is terminated by the Company without Cause (other than due to death) during the Term of Employment, Employee shall be entitled to receive:

(i)           The Accrued Obligations; and

(ii)           Subject to the limitations set forth in Section 11(b), within thirty (30) days (or forty-five (45) days in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967)) after the date that Employee executes and delivers a Release to the Company, or, to the extent required by Section 409A of Code, on the first day of the seventh month following such date, as a severance payment for services previously rendered to the Company, a lump sum equal to twenty four (24) months of Base Salary (at the rate in effect immediately prior to the date Employee’s employment terminates).

Following such termination of Employee’s employment without Cause, except as set forth in this Section 7(d) and Section 7(h), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(e)           Change in Control Termination. If (i) a Change in Control occurs during the Term of Employment, (ii) within twenty four (24) months after the effective date of such Change in Control the Company reduces Employee’s Base Salary or makes a material change in the nature and scope of Employee’s duties to a level below that in effect immediately prior to the effective date of such Change in Control and (iii) within ninety (90) days thereafter Employee or the Company terminates Employee’s employment (an employment termination that satisfies the foregoing conditions, a “Change in Control Termination”), then Employee shall be entitled to receive:

(i)           The Accrued Obligations; and

(ii)           Subject to the limitations set forth in Section 11(b), within thirty (30) days (or forty-five (45) days in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967)) after the date that Employee executes and delivers a Release to the Company or, to the extent required by Section 409A of the Code, on the first day of the seventh month following such date, a lump sum equal to twenty four (24) months of Employee’s Annual Compensation in effect immediately prior to the date Employee’s employment terminates (without regard to any decrease in the rate of Employee’s Annual Compensation made after such Change in Control).

Following such termination of Employee’s employment, except as set forth in this Section 7(e) and Section 7(h), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(f)           Termination by Employee With Good Reason. Employee may terminate his employment with the Company for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if such event is curable), and if such event is not reasonably cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 7(d) above for a termination of Employee’s employment by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 7(d) above. Following such termination by Employee, except as set forth in this Section 7(e) and Section 7(h), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)           Termination by Employee Without Good Reason. Employee may terminate his employment with the Company at any time. In the event of a termination of employment by Employee, other than a termination of employment by Employee that qualifies as a Change in Control Termination or a termination with Good Reason pursuant to Section 7(f), Employee shall be entitled only to the Accrued Obligations. Following such termination by Employee, except as set forth in this Section 7(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(h)           Benefits. Upon the occurrence of a termination of Employee’s employment pursuant to Sections 7(d), (e) or (f), the Company shall also cause to be continued, for a period of time equal to the number of months of severance pay due to Employee, such life, medical and dental insurance coverage as is otherwise maintained by the Company for full-time employees (based on the Base Salary in effect immediately prior to the date Employee’s employment terminates), subject to the limitations set forth in such plans, programs or policies, provided that Employee shall continue to pay all amounts in respect of such coverage that an employee receiving the same level of coverage is or would be required to pay (the employee contribution).

(i)           Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Sections 7(d), (e), (f) or (h) (other than the Accrued Obligations), Employee shall have executed, on or prior to the Release Expiration Date, a Release, which Release and any waiting periods contained in such Release shall have expired. In the event that Employee fails to execute a Release in favor of the Company and its subsidiaries and affiliates and their respective related parties on or prior to the Release Expiration Date, Employee shall not be entitled to any payments or benefits pursuant to Sections 7(d), (e), (f) or (h) (other than the Accrued Obligations).

(j)           Exclusive Rights. The severance benefits specified in this Section 7 (i) shall be in lieu of any severance pay or other severance benefit that the Company may provide to terminated employees pursuant to policies of the Company that may at that time be in effect and (ii) shall not in any way affect Employee’s entitlement to the receipt of a pro-rated cash bonus or other cash incentive that Employee is otherwise eligible to earn in the ordinary course, during the partial year prior to date of termination, pursuant to each plan or program (whether or not such plan or program has been formalized or is in written form) of the Company in effect for such year that provides for cash bonuses or other cash incentives (provided that the Company goals that trigger the obligation of the Company to pay any such cash bonus or other cash incentives are satisfied).

Section 8.           Restrictive Covenants. Employee acknowledges and agrees that: (a) the agreements and covenants contained in this Section 8 (i) are reasonable and valid and (ii) are essential to protect the value of the business, assets and confidential information of the Company and its subsidiaries, (b) by his employment with the Company, Employee has and will obtain valuable knowledge (including knowledge of the Company’s trade secrets, customer relationships and other confidential information), contacts, know-how, training and experience and such knowledge, know-how, contacts, training and experience could be used to the substantial detriment of the Company and its subsidiaries, and (c) the markets served by the Company and its subsidiaries include each state within the Restricted Area and are not dependent on the geographical location of the Company’s offices or its employees. Employee further acknowledges that (x) the Company’s agreements with Employee pursuant to this Agreement are conditioned upon Employee’s agreement to the terms set forth in this Section 8 and (y) the Company’s agreement to enter into this Agreement constitutes good and valuable consideration for Employee’s agreement to the restrictions set forth in this Section 8.

(a)           Confidential Information. From and after the Effective Date, Employee shall not disclose Confidential Information to, or use Confidential Information for the benefit of, any Person (other than the Company and its subsidiaries), except (i) to the extent required by an order of a court having jurisdiction over Employee or under subpoena from an appropriate government agency, in which event, Employee shall consult with the General Counsel of the Company prior to responding to any such order or subpoena or (ii) as required in the performance of his duties for the Company.

(b)           Non-Competition. Employee covenants and agrees that during the Restricted Period, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company or its subsidiaries), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 8(b) shall not prevent Employee from acquiring or holding as an investment securities (x) of the Company or (y) representing not more than three percent (3%) of the outstanding voting securities of any other publicly-held corporation.

(c)           Non-Solicitation; Non-Interference. During the Restricted Period, Employee shall not, for his own account or for the account of any other Person, engage in Interfering Activities.

(d)           Return of Documents. In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(e)           Works for Hire. Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the term of his employment with the Company, whether or not during regular working hours, provided such inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company or its subsidiaries; (ii) result from or relate to any work performed for the Company or its subsidiaries; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with Company personnel (such inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets are collectively referred to herein as “Developments”). Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Employee agrees to assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC Sec. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.

(f)           Blue Pencil. If any court of competent jurisdiction shall at any time determine that any covenant or agreement contained in this Section 8 exceeds the temporal, geographic or other limitations permitted by applicable law in any jurisdiction and renders such covenant or agreement unenforceable, the other provisions of this Section 8 shall nevertheless remain in effect and such covenant or agreement shall be deemed to be reformed and modified to the maximum temporal, geographic or other limitation permitted by law under the circumstances, and the Company and Employee each agree that any such court shall be expressly empowered to so reform and modify such covenant or agreement.

(g)           Effectiveness. In the event that the Company terminates Employee’s employment with the Company without Cause, Employee shall, from and after the date of such termination, no longer be subject to the provisions of Section 8(b).

Section 9.           Injunctive Relief.

Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 8 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 8 hereof, restraining Employee from engaging in activities prohibited by Section 8 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 8 hereof. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in Section 8(b) or (c) hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee if it is ultimately determined that Employee was in breach of such covenants.

Section 10.           Representations and Warranties of Employee.

Employee represents and warrants to the Company that:

(a)           Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)           He has not, and in connection with his employment with the Company will not, violate any non-solicitation or other similar covenant or agreement by which he is or may be bound; and

(c)           In connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 11.           Taxes.

(a)           The Company may withhold from any payments made under this Agreement, including payments made pursuant to Section 7, all applicable taxes, including, but not limited to, income, employment and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including, specifically, the application of the provisions of Sections 280G or 409A of the Code to such payments.

(b)           In the event that any amount otherwise payable pursuant to Section 7 would be deemed to constitute a parachute payment (a “Parachute Payment”) within the meaning of Section 280G of the Code, and if any such Parachute Payment, when added to any other payments which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Company shall determine in its sole discretion.

Section 12.           Set Off; Mitigation.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its subsidiaries or affiliates. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 13.           Delay in Payment.

Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the

Code, there shall be paid to Employee, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

Section 14.           Successors and Assigns; No Third-Party Beneficiaries.

(a)           The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company without Employee’s prior written consent, to a Person other than a subsidiary, affiliate or parent entity of the Company, or their respective successors or assigns; provided, however, that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other Person, this Agreement shall, subject to the provisions hereof, be freely assignable to, and be binding upon and inure to the benefit of, each such Person, without Employee’s consent, and, to the extent the Agreement has been so assigned, such Person shall discharge and perform all the promises, covenants, duties and obligations of the Company hereunder.

(b)           Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee, by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such designee, to Employee’s estate.

(c)           No Third-Party Beneficiaries. Except as otherwise set forth in Section 7(b) or this Section 14, nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Company (and its subsidiaries and affiliates) and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

Section 15.           Waiver and Amendments.

Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is approved by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 16.           Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (i) the remaining terms and provisions hereof shall be unimpaired, and (ii) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 17.           Governing Law and Jurisdiction.

This Agreement is governed by and is to be construed under the laws of the State of Connecticut without regard to conflict of laws rules. Any dispute or claim arising out of or relating to this Agreement or claim of breach hereof (other than claims for injunctive relief, which shall be governed by Section 9 hereof) shall be brought exclusively in the State or Federal courts located in Hartford, Connecticut. By execution of the Agreement, the parties hereto, and their respective affiliates, consent to the exclusive jurisdiction of such court, and waive any right to challenge jurisdiction or venue in such court with regard to any suit, action, or proceeding under or in connection with the Agreement. Each party to this Agreement also hereby waives any right to trial by jury in connection with any suit, action or proceeding under or in connection with this Agreement.

Section 18.           Notices.

(a)           Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)           Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third (3rd) business day after the date of such mailing.

Section 19.           Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20.           Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties hereto relating to the subject matter of this Agreement, including, without limitation, the Severance Agreement.

Section 21.           Survival of Operative Sections.

Upon any termination of Employee’s employment with the Company, the provisions of Section 7 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 22.           Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile (including by way of PDF files) signature.

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[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

STURM RUGER & COMPANY, INC.

By:	/S/ Michael O. Fifer
	Name:	Michael O. Fifer
	Title:	Chief Executive Officer

EMPLOYEE:
/S/ Christopher J. Killoy
Christopher J. Killoy